Exhibit 10.1

Share Exchange Agreement

dated as of

May 27, 2016

and entered into

by and between

Key Link Assets Corp.,

a Delaware corporation

and

Shareholders of

Foothills Petroleum, Inc.,

a Nevada corporation,

SHARE EXCHANGE AGREEMENT

This Agreement for Share Exchange (this “Agreement”), dated as of May 27, 2016, is entered into by and among Key Link Assets Corp., a Delaware corporation (“KYLK”), Wilshire Energy Partners LLC, a Nevada limited liability company, ("Wilshire") and Foothills Petroleum, Inc., a Nevada corporation (“FHPI”), with respect to the following matters:

RECITALS

A.           FHPI is an independent oil and gas exploration company engaged in the acquisition and development of oil and natural gas properties. FHPI is focused on acquiring producing and developmental properties in the Rockies and Mid-Continent. FHPI seeks to acquire distressed, dislocated and underdeveloped oil and gas assets and maximize those assets to create shareholder value (the "Business"). Its principal obligations consist of convertible promissory notes in the amount of approximately $1 million plus interest accruing at a rate of 8% per annum (the "Notes").

B.           FHPI acquired approximately 14,112,250 shares of KYLK in the aggregate ("FHPI Acquired Shares"), constituting approximately 96% of outstanding capital stock of KYLK, in a private transaction from five principal shareholders of KYLK effective May 2, 2016.

C.           Effective May 16, 2016 KYLK effected a 4:1 forward stock split of its shares (the "Stock Split").

D.           Wilshire is the sole shareholder of FHPI, and, on conversion of the Notes following completion of the share exchange as contemplated by this Agreement, KYLK will issue 4,500,000 shares of KYLK to Wilshire and 1,503,759 shares of KYLK to the sole third party holder of the Notes (the "Conversion Shares").

E.           The Board of Directors of KYLK and the shareholders of FHPI have each determined that it is advisable and in the best interests of KYLK and of FHPI to consummate, and have approved, the share exchange transaction by which KYLK, acquires all of the outstanding common stock of FHPI (the "Share Exchange") for shares of common stock of KYLK, following which KYLK will continue as a holding corporation whose sole business and operations will consist of the business and operations of FHPI and FHPI will become a wholly owned subsidiary of KYLK.

F.           KYLK, Wilshire and FHPI desire to make certain representations, warranties and agreements in connection with the Exchange and also to prescribe various conditions to the Exchange as more particularly set forth below.

AGREEMENT

Now therefore, in consideration of the mutual covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

Section 1.    The Acquisition.

1.1        The Acquisition.  At the Effective Time (as defined in Section 1.2), upon the terms and subject to the conditions of this Agreement, there will be an exchange of all the outstanding equity of the FHPI for the common stock of KYLK, with the result that FHPI shall become a wholly owned entity and subsidiary of KYLK.

1.2        Effective Time.  At the Closing there will be an exchange of all the equity securities of the FHPI for shares of common stock of KYLK, as provided herein, at which time the Exchange shall become effective (the date and time of filing being the "Effective Time")

1.3        Closing.  The closing of the Exchange (the “Closing”) will take place at 11111 Santa Monica Boulevard, Suite 1840, Los Angeles, California 90025, or at such other place as the parties hereto mutually agree, on a date and at a time to be specified by the parties, which shall in no event be later than 10:00 a.m., local time, on the first business day following satisfaction of the conditions set forth in Sections 6 and 7, provided that the other closing conditions set forth in this Agreement have been satisfied or, if permissible, waived in accordance with this Agreement, or on such other date as the parties hereto mutually agree (the “Closing Date”).  At the Closing there shall be delivered to KYLK and Wilshire the certificates and other documents and instruments required to be delivered hereunder, including without limitation, under Sections 7 and 8.

1.4        Directors and Officers of KYLK.  The directors of FHPI and the officers of FHPI immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of each of the FHPI and KYLK until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with KYLK’s Certificate of Incorporation and Bylaws, as the case may be.

1.5        Further Assurances.  Each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the transactions contemplated by this Agreement, or to effect the other purposes of this Agreement.

Section 2.           Exchange of Equity Interests in the Share Exchange.

2.1        Exchange for Common Stock of FHPI.  All the issued and outstanding shares of common stock and all other outstanding equity securities of FHPI (each a "FHPI Common Share") shall be exchanged for fully paid and non-assessable shares of common stock, par value $.0001 per share, of KYLK ("KYLK Common Stock") equal to 4,500,000 shares issuable to Wilshire Energy Partners LLC (the "Wilshire Shares") and 1,503,759 shares of common stock, constituting the Conversion Shares, to Alternus Capital Holdings Limited (“Alternus”), a British Virgin Islands company, issuable on conversion of the Notes that in the aggregate shall constitute no less than 71.783% of the outstanding capital stock of KYLK completion of the Share Exchange, without giving effect to the FHPI Acquired Shares.

2.2        Cancellation of Treasury Securities.   All FHPI Acquired Shares, or any other shares of FHPI Common Stock owned by any wholly owned Subsidiary of either KYLK or FHPI prior to the Effective Date, shall be canceled and retired and shall cease to exist and no stock of KYLK or other consideration shall be delivered in exchange therefor.  As used in this Agreement, “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

2.3        Convertible Securities.   At the Effective Time, all of the Notes shall be converted into the Conversion Shares as set forth in paragraph 2.1 above following which there will be no securities outstanding that are convertible or exchangeable for FHPI Common Shares except for warrants, having a term of five years and not exercisable for 12 months from the date of the Exchange, to purchase shares (in aggregate amount of 700,000 of which (i) 100,000 are exercisable at $1.25 per share, (ii) 200,000 are exercisable at $2.00 per share and (iii) 400,000 are exercisable at $3.00 per share) issuable to Wilshire, as further described and set forth on Exhibit 3.7 (the "Wilshire Warrants").

2.4        Re-Issuance of FHPI Shares and Warrants. At the Effective Time, or promptly thereafter, each FHPI Common Share received in the Exchange will be reissued in the name of KYLK, unless otherwise determined by KYLK to be cancelled and returned to the status of authorized but unissued shares of capital stock. At the Effective Time KYLK will exchange each of the Wilshire Warrants for warrants, to purchase KYLK shares, that have substantially the same terms as the Wilshire Warrants and the Wilshire Warrants shall be canceled, terminate and have no further effect.

Section 3.           Representations and Warranties of FHPI.  Wilshire and FHPI represent and warrant to KYLK as follows:

3.1        Corporate Existence, Power and Authority.  FHPI is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business (the “Business”) as now being conducted, and to own, lease or otherwise hold its properties, to enter into this Agreement, and to carry out the transactions contemplated by this Agreement to which it is a party.

3.2        Corporate Action.  The execution and delivery of this Agreement by Wilshire have been authorized by all requisite corporate action on the part of Wilshire.

3.3        Validity.  This Agreement constitutes the legal, valid and binding obligation of Wilshire enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

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3.4        Financial Statements.   The audited financial statements of FHPI as of and for the year ended December 31, 2015, and unaudited financial statements for the interim three month period ended March 31, 2016 (hereinafter referred to as the “FHPI Financial Statements”), fairly present, to the knowledge of Wilshire, the financial condition of FHPI as of the dates thereof and the results of its operations for the periods covered thereby. To the knowledge of Wilshire, other than as set forth in any schedule or exhibit attached hereto, and except as may otherwise be set forth or referenced herein, there are no material liabilities or obligations, either fixed or contingent, not disclosed or referenced in the FHPI Financial Statements or in any exhibit or notes thereto other than contracts or obligations occurring in the ordinary course of business since March 31, 2016; and no such contracts or obligations occurring in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of FHPI as reflected in the FHPI Financial Statements. FHPI has, or will have at the Closing, good title to all assets, properties or contracts shown on the FHPI Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth herein and therein and liens and encumbrances of record disclosed therein.

3.5        Qualification as a Foreign Corporation.  FHPI is duly qualified and in good standing as a foreign corporation and licensed to conduct the Business as now being conducted in each jurisdiction in which FHPI is required to be qualified to conduct the Business, except where failure to be so qualified, in good standing and licensed would have no material and adverse impact on the ownership of its assets and properties or the conduct of the Business.

3.6        Conflict with Other Instruments.  Neither the execution and delivery of this Agreement by Wilshire nor the consummation by Wilshire of the transactions contemplated by this Agreement to which it is a party will (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on, or cause the triggering of a “due on sale” clause or similar restriction or provision affecting, any of its assets or properties pursuant to (A) the articles of incorporation or bylaws of FHPI or (B) any material indenture, mortgage, lease, agreement or other instrument to which FHPI is a party or by which it, or any of its assets or properties, may be bound or affected, or (ii) violate any provision of law, statute, rule or regulation to which FHPI is subject or by which it or its properties are bound except where such violation would have no material and adverse impact on the ownership of its assets or properties or the conduct of the Business.

3.7        Capitalization.  The authorized capital stock of FHPI consists of 30,000,000 shares of common stock, $.001 par value, and there are no shares of preferred stock authorized. As of the date hereof, there are 4,500,000 shares of common stock of FHPI issued and outstanding, that are owned by Wilshire, exclusive of the Wilshire Warrants.  All of the issued and outstanding shares of FHPI Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights.  Except as set forth on Schedule 3.7, to the knowledge of FHPI, there are no voting trusts, shareholder agreements or other voting arrangements, capacities, charges, liens or encumbrances on any shares of FHPI Stock that have been entered into by FHPI Shareholders.  Except for the Wilshire Warrants as set forth on Exhibit 3.7 and for the Conversion Shares issuable on conversion of the Notes following the Exchange as set forth on Schedule 3.7 there are no outstanding subscriptions, contracts, convertible or exchangeable securities, options, warrants, calls or other rights obligating FHPI to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of FHPI.

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3.8        No Adverse Change.  To the knowledge of FHPI and Wilshire, since March 31, 2016: (i) there has been no material adverse change in the condition, financial or otherwise, of the Business or its assets or properties, or in the prospects thereof or therefor; and, (ii)  since March 31, 2016 none of its assets or properties or the Business has been adversely affected in any material way by, or sustained any material loss, whether or not insured, as a result of any fire, flood, accident, explosion, strike, labor disturbance, riot, act of God or the public enemy or other calamity or casualty.  Except as previously disclosed to KYLK in writing pursuant to this Agreement and since March 31, 2016, FHPI (i) has not become involved in any unresolved labor trouble or dispute which materially and adversely affects the Business, (ii) has not become a party to any collective bargaining agreement, and (iii) has not suffered any liability, judgment, lien or termination of contract or the imposition of any obligation, the effect of which shall be materially adverse to the Business or its assets or properties.

3.9        Assets; Title to Assets.  The assets or properties of FHPI consist principally of tangible and intangible assets, including oil and gas leases, seismic information, and other intangible rights all as further described on Schedule 3.9 (the “Principal Assets”).   FHPI has good and marketable title to the Principal Assets, free and clear of all mortgages, liens, claims or encumbrances of any kind or any conditional sale agreement or other title retention agreement.

3.10      Material Contracts.  FHPI has furnished or made available to KYLK accurate and complete copies or detailed descriptions of FHPI Material Contracts (as defined below) applicable to FHPI including the Principal Assets.  With respect to any FHPI Material Contract, FHPI is not aware of any existing breach, default or event of default by FHPI, or event that with notice or lapse of time or both would constitute a breach, default or event of default by FHPI, other than breaches, defaults or events of default that would not have a material adverse effect on the business, assets or prospects of FHPI (a “FHPI Material Adverse Effect”), nor does FHPI know of, and FHPI has not received notice of, or made a claim with respect to, any breach or default by any other party thereto that would, severally or in the aggregate, have a FHPI Material Adverse Effect.  As used herein, the term “FHPI Material Contracts” shall mean all (i) employee benefit plans, share option schemes or agreements and employment, consulting or similar contracts, (ii) contracts that involve remaining aggregate payments by FHPI in excess of $10,000 or which have a remaining term in excess of two years, (iii) insurance policies, and (iv) all contracts that would, if terminated, have a FHPI Material Adverse Effect.

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3.11      Litigation, Etc.  There are no actions, suits, claims investigations or proceedings pending in any court or by or before any governmental agency to which FHPI is a party or otherwise affecting the Principal Assets or the Business as now or heretofore conducted by FHPI, and, to the knowledge of Wilshire , after due inquiry, there is no action, suit, claim, investigation, proceeding, grievance or controversy threatened against FHPI with regard to or affecting the Principal Assets or the Business as now or heretofore conducted by it.  There is no action, suit, claim, investigation or proceeding known to FHPI, after due inquiry, which is pending or threatened which questions the validity or propriety of this Agreement or any action taken or to be taken by FHPI in connection with this Agreement.  FHPI is not subject to any judicial injunction or mandate or any quasi-judicial order or quasi-judicial restriction directed to or against it as a result of its ownership of the Principal Assets or its conduct of the Business as now or heretofore conducted by it and no governmental agency has at any time challenged or questioned in writing, or commenced or given notice of intention to commence any investigation relating to, the legal right of FHPI to conduct the Business or any part thereof as now or heretofore conducted by it, so as to materially and adversely affect the ownership and use of the Principal Assets.

3.12      Compliance with Laws, Etc.  FHPI has complied with all laws and regulations of any applicable jurisdiction with which it is or was required to comply in connection with its ownership of the Principal Assets and its conduct of the Business, the enforcement of which would have a material and adverse effect on the ownership of the Principal Assets or the conduct of the Business.  FHPI has all permits and permissions of governments, governmental authorities and quasi-governmental authorities necessary to own the Principal Assets and to conduct the Business as now conducted, except where failure to have such permits and permissions would have no material and adverse effect on the ownership of the Principal Assets or the conduct of the Business.

3.13      Governmental Approvals.  No authorization, consent or approval or other order or action of or filing or registration with any court, administrative agency, or other governmental or regulatory body or authority is required for the execution and delivery by FHPI of this Agreement.

3.14      ERISA. Except as and to the extent as may be set forth in Schedule 3.14 annexed hereto, (i) FHPI has never sponsored, maintained or contributed to any employee pension benefit plan, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) is not required to contribute to, nor has ever been required to contribute to, any multi-employer plan within the meaning of Section 3(37)(A) of ERISA; (iii) does not sponsor or contribute to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, nor has it entered into any pay arrangements, plans or programs that are ERISA Plans; or (iv) have an ERISA or non-ERISA Plan that provides benefits, including, without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service other than coverage mandated by applicable law, deferred compensation benefits accrued as liabilities on financial statements, or benefits, the full cost of which are borne by the current or former employee or his beneficiary. The consummation of the transactions contemplated by this Agreement will not entitle any current or former employee or officer of FHPI to severance pay, unemployment compensation or any other payment, accelerate the time of payment or vesting, or increase the amount of compensation or benefits due any such employee or officer.

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3.15      Employee Plans. Except as otherwise disclosed herein or in Schedule 3.15 annexed hereto, neither FHPI nor any predecessor or subsidiary thereof has or maintains any employee benefit, bonus, incentive compensation, profit-sharing, equity, stock bonus, stock option, stock appreciation rights, restricted stock, other stock-based incentive, executive compensation agreement, employment agreement, deferred compensation, pension, stock purchase, employee stock ownership, savings, pension, retirement, supplemental retirement, employment related change-in-control, severance, salary continuation, layoff, welfare (including, without limitation, health, medical, prescription, dental, disability, salary continuation, life, accidental death, travel accident, and other insurance), vacation, holiday, sick leave, fringe benefit, or other benefit plan, program, or policy, whether qualified or nonqualified and any trust, escrow, or other agreement related thereto, covering any present or former employees, directors, or their respective dependents.

3.16      Certain Payments. To the knowledge of FHPI and Wilshire, neither FHPI nor any of its officers, employees or agents, nor any other person acting on behalf of FHPI, has directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any person who is, or may be in a position to help or hinder FHPI’s business, or assist it in connection with any actual or proposed transaction, which (i) might be reasonably expected to subject it to any material damage or penalty in any action or to have a FHPI Material Adverse Effect on FHPI or its business, assets, properties, financial condition or results of operations (a “Material Adverse Effect”), (ii) if not given in the past, might have reasonably been expected to have had a Material Adverse Effect, or (iii) if not continued in the future, might be reasonably expected to have a Material Adverse Effect or to subject FHPI to material suit or penalty in any action.

3.17      Applicable Laws. To the knowledge of Wilshire, FHPI has conducted the Business in compliance with all applicable federal, state and local laws, ordinances or regulations, now or previously in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, under, in or about the Real Property including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 8601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6401 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 through 2629, the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j, and any similar State or local laws and ordinances and the regulations now or previously adopted, published and/or promulgated pursuant thereto (collectively, the “Hazardous Materials Laws”).

3.18      Leases, Licenses and Permits.  The Principal Assets constitute all leases, licenses, permits, consents, approvals or authorizations of governments, governmental authorities or quasi-governmental authorities (both United States and foreign) currently owned or held by FHPI in connection with the Business (the “Leases, Licenses and Permits”), and, except as may be noted on Schedule 3.18, FHPI is the owner or exclusive licensee of each such License and Permit.  No claims made by third parties with respect to any of the Leases, Licenses and Permits are pending.  There are no decrees, licenses, sublicenses, agreements or limitations now in effect relating to any of the P, Licenses and Permits and there has been no notice to FHPI that any License or Permit infringes the rights of any third party or is being infringed by any third party or is otherwise in breach or default of any such License or Permit.

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3.19      Trademarks, Tradenames, etc.  FHPI does not own or use any registered or unregistered copyrights, trademarks, tradenames, service marks, service names, slogans or assumed names (nor are any of the same used or held for use) in connection with the conduct of the Business.

3.20      Books and Records, etc.  Prior to the Closing Date, FHPI will make available to KYLK copies of all books and records in FHPI’s possession relating to the Business and the Principal Assets, and on the Closing Date FHPI will deliver to KYLK all such books and records in FHPI’s possession.

3.21      No Material Undisclosed Liabilities.  Except as provided in the FHPI’s audited financial statements, or its unaudited financial statements for the three months ended March 31, 2016, or in Schedule 3.21, there are to the knowledge of Wilshire no liabilities or obligations of FHPI of any nature, whether absolute, accrued, contingent, or otherwise, other than (a) obligations under the Licenses and Permits and (b) liabilities and obligations that are in the aggregate less than $150,000.

3.22      Absence of Certain Events. To knowledge of Wilshire, and except as may be otherwise disclosed herein or by a written attachment hereto, no executive officer or director of FHPI has been within the past five (5) years, (i) a party to any bankruptcy petition against such person or against any business of which such person was affiliated; (ii) convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses; (iii) subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or (iv) found by a court of competent jurisdiction in a civil action by the Securities and Exchange Commission or the Commodity Futures Trading Commission, to have violated a federal or state securities or commodities law and which judgment has not been reversed, suspended or vacated.

3.23      Tax Returns and Tax Liabilities.  Except as set forth in Schedule 3.23, FHPI has (i) filed all tax returns required to be filed in any jurisdiction to which it is subject, (ii) collected and timely paid over to the taxing authorities of each such jurisdiction all taxes required to be collected by FHPI from other persons, such as sales taxes, payroll taxes, etc., (iii) either timely paid in full all taxes due to be paid by it and all taxes claimed to be due and payable from it by each such jurisdiction (except for any such taxes as are being contested in good faith by appropriate proceedings), and any interest, additions to tax and penalties with respect thereto, or provided adequate reserves for the payment thereof, (iv) fully accrued on its books all taxes, and any interest, additions to tax and penalties with respect thereto, for any period through the date hereof which are not yet due, including such as are being contested, and (v) the amount of any reserves and accruals in respect of taxes is at least equal to the net amount of all taxes and any interest, additions to tax, penalties and deficiency assessments, payable or which in the future become payable by FHPI with respect to all periods up to and including the date hereof.

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3.24      Officers and Employees.  Schedule 3.24 hereto contains a list of the names of each officer and each full-time employee of FHPI employed in the Business at the date hereof and such person’s position.  Since March 31, 2016, except as set forth on Schedule 3.24, there has been no change of, or agreement to change, any terms of employment, including without limitation, salary, wage rates or other compensation, of any officer or employee of FHPI employed in the Business.  FHPI will use its commercially reasonable best efforts to induce all employees of FHPI employed in the Business to continue their respective employment following the Closing Date.  For each employee hired by FHPI after January 1, 2016, FHPI has verified appropriate documents and has a verified and signed INS Form I-9 for each such employee, if required.  All such forms are in FHPI’s possession and shall be turned over to KYLK for each employee accepting employment with KYLK as of the Closing.  FHPI has not received any information that would lead it to believe that a material number of the employees of FHPI employed in the Business will or may cease to be employees of FHPI, or will refuse offers of employment from KYLK, because of the consummation of the transactions contemplated by this Agreement to which it is a party.

3.25      Principal Assets Constitute the Business, etc.  The Principal Assets, including oil and gas leases, comprise the principal part of the assets, property, rights and business owned by and employed by FHPI in connection with the Business and will enable FHPI to operate the Business in substantially the same manner after the Closing as it is being conducted immediately before the Closing.  All of the physical assets are serviceable for the purposes for which they are being used on the date hereof.

3.26      Material Information.  To the knowledge of FHPI and Wilshire, neither the Schedules hereto nor this Agreement contains any untrue statement of a material fact or omit to state a material fact necessary to make information contained therein or herein not misleading.  To the knowledge of FHPI, there is no fact or condition which FHPI has not disclosed to KYLK in writing which materially adversely affects the condition, financial or otherwise, of the Principal Assets or the Business or the prospects thereof or therefor, or the ability of FHPI to perform any of its obligations under this Agreement.

3.27      No Other Agreements to Sell Assets or Equity Interests.  To the knowledge of FHPI and other than pursuant to or contemplated by this Agreement, FHPI has no legal obligation, absolute or contingent, to any person or firm to sell the Business or the Principal Assets relating to the Business (other than sales in the ordinary course of FHPI’s business) or any equity interest therein, or to effect any merger, consolidation or other reorganization of FHPI or to enter into any agreement with respect thereto.

3.28      Bank Accounts. A list of all checking, savings or other similar accounts of FHPI at any bank or other financial institution as of the Closing Date and the signatories for each such account are set forth on Schedule 3.28 attached hereto.

Section 4.           Representations and Warranties of KYLK.  KYLK hereby represents and warrants to Wilshire as follows:

4.1        Corporate Existence, Power and Authority.   KYLK is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business as now being conducted, and to own, lease or otherwise hold its properties, to enter into this Agreement.

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4.2        Corporate Action.  The execution and delivery of this Agreement by KYLK have been authorized by all requisite corporate action on the part of KYLK.

4.3        Validity.  This Agreement constitutes the legal, valid and binding obligations of KYLK, enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

4.4        Qualification as a Foreign Corporation.  KYLK is duly qualified and in good standing as a foreign corporation and licensed to conduct its business as now being conducted in each jurisdiction in which KYLK is required to be qualified to conduct its business, except where failure to be so qualified, in good standing and licensed would have no material and adverse impact on the ownership of its assets and properties or the conduct of KYLK’s business as now conducted.

4.5        Conflict with Other Instruments.  The execution and delivery of this Agreement by KYLK will not (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on, or cause the triggering of a “due on sale” clause or similar restriction or provision affecting, any of its assets or properties pursuant to (A) the certificate of incorporation or bylaws of KYLK or (B) any material indenture, mortgage, lease, agreement or other instrument to which KYLK is a party or by which it, or any of its assets or properties, may be bound or affected, or (ii) violate any provision of law, statute, rule or regulation to which KYLK is subject or by which it or its properties are bound except where such violation would have no material and adverse impact on the ownership of its assets or properties or the conduct of KYLK’s business as now conducted.

4.6        Capitalization.

(a)  The authorized capital stock of KYLK shall consist of 100,000,000 shares of common stock, $0.0001 par value and 25,000,000 shares of preferred stock, deemed to be “blank check” preferred.  As of December 31, 2015, 14,702,250 shares of KYLK Common Stock were issued and outstanding. As of May 16, 2016, KYLK has implemented a four for one forward stock split, and excluding FHPI Acquired Shares, there were 2,360,000 shares of KYLK issued and outstanding. After giving effect to the Share Exchange and conversion of the Notes upon issuance of the Conversion Shares, there will be a total of 8,363,759 shares of common stock of KYLK outstanding, without giving effect to the FHPI Acquired Shares.  Except as set forth on Schedule 4.6 or in this paragraph 4.6, there has been no change in the number of issued and outstanding shares of KYLK Common Stock.  All of the issued and outstanding shares of KYLK Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable.  Except as set forth on Schedule 4.6, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating KYLK to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of KYLK.

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(b)          To KYLK’s knowledge, there are no voting trusts, stockholder agreements or other voting arrangements that have been entered into among the stockholders of KYLK.

(c)          The KYLK Common Stock, upon issuance in accordance with the share exchange as provided in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

(d)          There are no outstanding contractual obligations of KYLK or any Subsidiary of KYLK to repurchase, redeem or otherwise acquire any shares of capital stock or any capital stock of any Subsidiary of KYLK or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of KYLK or any other person.

4.7        Governmental Approvals.  No authorization, consent or approval or other order or action of or filing or registration with any court, administrative agency, or other governmental or regulatory body or authority is required for the execution and delivery by KYLK of this Agreement.

4.8        Litigation.  Except as disclosed in the KYLK SEC Reports (as defined in Section 4.10), (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of KYLK, threatened against, relating to or affecting, nor to the knowledge of KYLK are there any governmental or regulatory authority investigations or audits pending or threatened against, relating to or affecting, KYLK or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on KYLK and its Subsidiaries taken as a whole, and there are no facts or circumstances known to KYLK that could be reasonably expected to give rise to any such action, suit, arbitration, proceeding, investigation or audit, and (ii) neither KYLK nor any of its Subsidiaries is subject to any order of any governmental or regulatory authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on KYLK and its Subsidiaries taken as a whole.

4.9        Compliance with Laws, etc.  KYLK has complied with all laws and regulations of any applicable jurisdiction with which it is required to comply, the enforcement of which could materially impair the ability of KYLK to perform its obligations under this Agreement.

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4.10      SEC Reports and Financial Statements.  To the knowledge of KYLK, it has delivered to Wilshire prior to the execution of this Agreement by direction to the SEC’s EDGAR website a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed or to be filed by KYLK or any of its Subsidiaries with the SEC since August 27, 2013 (as such documents have since the time of their filing been amended or supplemented, the “KYLK SEC Reports”), which are all the documents (other than preliminary material) that KYLK and its Subsidiaries were required to file with the SEC since such date.  As of their respective dates, the KYLK SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the KYLK SEC Reports (the “KYLK Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to KYLK and its Subsidiaries taken as a whole) the consolidated financial position of KYLK and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.  Each Subsidiary of KYLK is treated as a consolidated Subsidiary of KYLK in the KYLK Financial Statements for all periods covered thereby.

4.11      Absence of Certain Changes or Events.  Except as disclosed in the KYLK SEC Reports, (a) since December 31, 2015, there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on KYLK and its Subsidiaries taken as a whole, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to KYLK and its Subsidiaries but also generally affect other persons who participate or are engaged in the lines of business in which KYLK and its Subsidiaries participate or are engaged and (b) between such date and the date hereof KYLK and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice or as contemplated in connection with this Agreement.

4.12      Absence of Undisclosed Liabilities.  Except for matters reflected or reserved against in the unaudited balance sheet for the period ended March 31, 2016 filed with the SEC on May 12,2016 within KYLK's Form 10Q, or as disclosed in Schedule 4.13, neither KYLK nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of KYLK and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice and (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to KYLK and its Subsidiaries taken as a whole.

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4.13      Tax Returns and Tax Liabilities.  Except as set forth in Schedule 4.13, KYLK has (i) filed all tax returns required to be filed in any jurisdiction to which it is subject, (ii) collected and paid over to the taxing authorities of each such jurisdiction all taxes required to be collected by KYLK from other persons, such as sales taxes, payroll taxes, etc., (iii) either paid in full all taxes due to be paid by it and all taxes claimed to be due and payable from it by each such jurisdiction (except for any such taxes as are being contested in good faith by appropriate proceedings), and any interest, additions to tax and penalties with respect thereto, or provided adequate reserves for the payment thereof, (iv) fully accrued on its books all taxes, and any interest, additions to tax and penalties with respect thereto, for any period through the date hereof which are not yet due, including such as are being contested, and (v) the amount of any reserves and accruals in respect of taxes is at least equal to the net amount of all taxes and any interest, additions to tax, penalties and deficiency assessments, payable or which in the future become payable by KYLK with respect to all periods up to and including the date hereof.

4.14      Hazardous Waste.  To KYLK’s knowledge, neither KYLK nor any previous owner, tenant, occupant or user of any real property owned, leased or occupied by KYLK used, generated, manufactured, treated, handled, refined, processed, released, discharged, stored or disposed of any Hazardous Materials on, under, in or about such real property, or transported any Hazardous Materials to or from such real property.  No underground tanks or underground deposits of Hazardous Materials exist on, under, in or about such real property.

To KYLK’s knowledge, it has kept and maintained any real property owned, leased or occupied by KYLK, including the groundwater on or under such real property, and conducted its business in compliance with all applicable federal, state and local laws, ordinances or regulations, now or previously in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, under, in or about such real property including, without limitation, the Hazardous Materials Laws.

As of the date hereof, there are no Hazardous Materials Claims nor has there been any occurrence or condition on any real property owned, leased or occupied by KYLK or adjoining or in the vicinity of such real property which could subject FHPI, KYLK or such real property to any restrictions on ownership, occupancy, transferability or use of the Real Property under any Hazardous Material Laws.

Section 5.           Conditions Precedent to Obligations of KYLK.  All obligations of KYLK under this Agreement to be performed on and after the Closing Date are, at the option of KYLK, subject to the satisfaction of the following conditions precedent at the Closing, as indicated below.

5.1        Proceedings Satisfactory.  All actions, proceedings, instruments, opinions and documents required to carry out this Agreement or incidental hereto, and all other related legal matters, shall be reasonably satisfactory to KYLK and to counsel for KYLK.   Wilshire shall have delivered to KYLK on the Closing Date such documents and other evidence as KYLK may reasonably request in order to establish the consummation of the transaction contemplated by this Agreement, the taking of all corporate and other proceedings in connection therewith and the compliance with the conditions set forth in this Section 5, in form and substance reasonably satisfactory to KYLK.

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5.2        Representations and Warranties of FHPI Correct.  The representations and warranties made by FHPI in Section 3 shall be (and tender by FHPI of any documents required to be delivered at the Closing by it shall constitute a representation by FHPI as at the Closing that, except as otherwise specifically approved in writing by KYLK, such representations and warranties of FHPI are) true and correct in all material respects on and as of the Closing Date with the same force and effect as though all such representations and warranties had been made on and as of the Closing Date after giving effect to any transactions or other actions contemplated hereby.

5.3        Compliance with Terms and Conditions.  All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Wilshire on or before the Closing Date shall have been (and tender by Wilshire of any documents required to be delivered at the Closing shall constitute a representation by Wilshire as at the Closing that, except as otherwise specifically approved in writing by KYLK, they have been) complied with and performed in all material respects.

5.4        No Proceedings Pending.  No action, suit, claim, investigation or proceeding by or before any court, administrative agency or other governmental or regulatory body or authority shall have been instituted or threatened which may restrain, prohibit or invalidate any of the transactions contemplated by this Agreement or which may affect the right of FHPI to operate or control after the Closing Date the Principal Assets or the Business, or any part thereof.

5.5        No Material Change.  There shall have been no material adverse change in the condition, financial or otherwise, of FHPI or the Principal Assets, or in the prospects thereof or therefor, and none of FHPI or the Principal Assets shall have been, in the judgment of KYLK, adversely affected in any material way by, or sustained any material loss, whether or not insured, as a result of, any fire, flood, accident, explosion, strike, labor disturbance, riot, act of God or the public enemy or other calamity or casualty.  FHPI shall not (i) be involved in any unresolved labor trouble or dispute which materially and adversely affects the business or prospects of FHPI; (ii) have become a party to any collective bargaining agreement; or (iii) have suffered any liability, judgment, lien or termination of contract or the imposition of any obligation, the effect of which shall, in the judgment of KYLK, be materially adverse to FHPI, the Principal Assets of the prospects of either.

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5.6        Certificates.   Unless waived by the parties, Wilshire shall have delivered, or cause to be delivered, to KYLK (i) a copy of the articles of incorporation, as amended, of FHPI, certified as of a recent date by the Secretary of State of FHPI’s jurisdiction of incorporation, and a long-form certificate as to the good standing of FHPI from such official, in each case dated as of a recent date; (ii) a certificate as to the good standing of FHPI as a foreign corporation qualified to do business in in such state or states wherein it is material for FHPI to be so qualified and a tax certificate of good standing from the Secretary of State of Nevada dated as of a recent date; (iii) a certificate of the Secretary of FHPI dated the Closing Date and certifying (A) that attached thereto is a true, correct and complete copy of the by-laws of FHPI as in effect on the date of such certificate and at all times since a date prior to the date of the resolutions of FHPI described in item (B) below, (B) that attached thereto is a true, correct and complete copy of the resolutions adopted by the Board of Directors of FHPI authorizing the execution, delivery and performance of this Agreement and all other documents delivered by FHPI in connection herewith and the consummation by FHPI of the transactions contemplated by this Agreement and such other documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of FHPI has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to (i) above and no action has been taken by FHPI or its shareholders, directors or officers in contemplation of the filing of any such amendment or in contemplation of the liquidation or dissolution of FHPI, and (D) as to the incumbency and specimen signature of each officer of FHPI executing this Agreement or any other document delivered in connection herewith; (iv) a certificate of another officer of FHPI dated the Closing Date as to the incumbency and signature of the Secretary of FHPI; (v) a certificate of the Chairman of the Board of Directors, President or a Vice President of FHPI and its chief financial officer or chief accounting officer stating that the representations and warranties of FHPI in Section 3 hereof are true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date and FHPI has complied with all the terms and provisions contained in this Agreement or in the other documents delivered in connection herewith on its part to be observed or performed; and (vi) such other documents as KYLK may reasonably request.

5.7        Arrangements as to Employees.  FHPI shall have paid or properly accrued for all amounts of salary, wages and vacation pay due to all employees of FHPI through the close of business on the Closing Date and shall have remitted or set aside for remittance to the appropriate authority all withholding, social security and other employer and employee taxes due or to become due in respect of the operation of FHPI’s business through such date.

Section 6.           Conditions Precedent to Obligations of FHPI.  All obligations of FHPI hereunder to be performed on or after the Closing Date are, at the option of FHPI, subject to the satisfaction of the following conditions precedent at the Closing, as indicated below.

6.1        Proceedings Satisfactory.  All actions, proceedings, instruments, opinions and documents required to carry out this Agreement or incidental hereto and all other related legal matters (including the assumption of KYLK’s liabilities) shall be reasonably satisfactory to Wilshire and to counsel for FHPI.  KYLK shall have delivered to Wilshire on the Closing Date such documents and other evidence as Wilshire may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement, the taking of all corporate and other proceedings in connection therewith and the compliance with the conditions set forth in this Section 6, in form and substance reasonably satisfactory to Wilshire.

6.2        Representations and Warranties of KYLK Correct.  The representations and warranties made by KYLK in Section 4 of this Agreement shall be (and tender by KYLK of any documents required to be delivered at the Closing by it shall constitute a representation by KYLK at the Closing that, except as otherwise specifically approved in writing by FHPI, such representations and warranties of KYLK are) true and correct in all material respects on and as of the Closing Date with the same force and effect as though all such representations and warranties had been made on and as of the Closing Date after giving effect to any transactions or other actions contemplated hereby.

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6.3        Compliance with Terms and Conditions.  All the terms, covenants and conditions of this Agreement to be complied with and performed by KYLK on or before the Closing Date shall have been (and tender by KYLK of any documents required to be delivered at the Closing by it shall constitute a representation by KYLK as at the Closing that, except as otherwise specifically approved in writing by FHPI, they have been) complied with and performed in all material respects.

6.4        Certificates.  Unless waived in writing, KYLK shall have delivered to Wilshire (i) a copy of the articles of incorporation, as amended, certified as of a recent date by the Secretary of State of the jurisdiction of its incorporation; (ii) a certificate of the Secretary of KYLK dated the Closing Date and certifying (A) that attached thereto is a true, correct and complete copy of the by-laws of KYLK as in effect on the date of such certificate and at all times since a date prior to the date of the resolutions of KYLK described in item (B) below, (B) that attached thereto is a true, correct and complete copy of the resolutions adopted by the Board of Directors of KYLK authorizing the execution, delivery and performance of this Agreement and all other documents delivered by KYLK in connection herewith and the consummation by KYLK of the transactions contemplated by this Agreement and such other documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the articles of incorporation of KYLK have not been amended since the date of the last amendment thereto furnished pursuant to (i) above and no action has been taken by KYLK or its shareholders, directors or officers in contemplation of the filing of any such amendment or in contemplation of the liquidation or dissolution of KYLK, and (D) as to the incumbency and specimen signature of each officer of KYLK executing this Agreement or any other document delivered in connection herewith; (iii) a certificate of another officer of KYLK dated the Closing Date as to the incumbency and signature of the Secretary of KYLK; (iv) a certificate of the Chairman of the Board of Directors, President or a Vice President of KYLK stating that the representations and warranties of KYLK in Section 4 hereof are true and correct as of the Closing Date with the same force and effect as if made on and as of  the Closing Date and KYLK has complied with all the terms and provisions contained in this Agreement or in the other documents delivered in connection herewith on its part to be observed or performed; and (v) such other documents as FHPI may reasonably request.

6.5        Capitalization Assumptions.  As set forth and based on the assumptions set forth in Schedule 6.5, including (i) any other adjustments contemplated in this Agreement and (ii) completion of the Closing, Wilshire and Alternus after giving effect to the Conversion Shares, shall own beneficially not less than the percentage of KYLK’s issued and outstanding shares of common stock as set forth in Schedule 6.5.

Section 7.           Additional Covenants of Wilshire.

7.1        Consents.   Wilshire covenants to KYLK that it will use commercially reasonable efforts to obtain or cause to be obtained from any required parties any consents, approvals, authorizations or waivers required hereunder in connection with the Exchange.

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7.2        Cooperation.   Wilshire covenants to KYLK that, from the date hereof to and including the Closing Date, it will:

(a)          Access to Information.  Cooperate and cause others under the control of FHPI to cooperate to the end of providing KYLK and its counsel, accountants and other designated representatives full access during normal business hours to the properties, books, contracts, commitments and other records (including computer files, retrieval programs and related documentation) of FHPI relating to the Principal Assets or the Business, and shall cause FHPI to furnish or cause to be furnished to KYLK and such representatives during such period all such information and data concerning the same as KYLK or such representatives reasonably may request.  KYLK may, from the date hereof to the Closing Date, contact vendors, customers and manufacturers and others with whom or with which FHPI does business in connection with the Business; and

(b)          Keep KYLK Informed.  Promptly notify KYLK of any material matter or thing occurring which adversely affects the condition, financial or otherwise, of the Principal Assets or the Business, or the prospects thereof or therefor.

7.3        Preserve the Business.  FHPI and Wilshire covenant to KYLK that, from the date hereof to and including the Closing Date:

(a)          They will do or cause to be done all things necessary and appropriate to (A) continue operation of the Business in the ordinary course in the same manner in which it has heretofore been conducted; (B) preserve intact the business organization and reputation of FHPI; (C) continue and maintain in force any insurance; (D) except as otherwise contemplated herein, use its best efforts to keep available the services of the management and employees of FHPI; and (E) preserve the goodwill of suppliers, vendors and others having business relations with FHPI; and

(b)          They will not, without the prior consent of KYLK, (A) sell (except in the ordinary course of the conduct of the Business), pledge, assign, lease, give a security interest in or otherwise encumber any of the Principal Assets; (B) enter into any commitment with respect to the operation of the Business, except in the ordinary course of the conduct of the Business; (C) voluntarily incur or become subject to, or agree to incur or become subject to, any obligation or liability (absolute or contingent) in connection with the Business, except current liabilities incurred and obligations under contracts entered into in the ordinary course of the conduct of the Business; (D) discharge or satisfy any lien or encumbrance or pay any obligation or liability (absolute or contingent) in connection with the Business, except current liabilities incurred in the ordinary course of the conduct of the Business; (E) declare or make, or enter into any agreement to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to shareholders of FHPI, or purchase or redeem, or agree to purchase or redeem, any of its stock or other securities; (F) mortgage, pledge, or suffer any lien, charge or any other encumbrance, or enter into any agreement to do so, in respect to any of the Principal Assets; (G) sell or transfer, or enter into any agreement to sell or transfer, any of the Principal Assets or cancel or enter into any agreement to cancel any debts or claims, except in each case in the ordinary course of the conduct of the Business; (H) bring about or cause to occur any extraordinary losses or waive any rights of substantial value; (I) enter into any transactions other than in the ordinary course of the conduct of the Business; (J) terminate any material contract, agreement, license or other instrument to which it is a party, except agreements which are by their terms terminable in the ordinary course of the conduct of the Business; (K) through negotiation or otherwise, make any commitment or incur any liability or obligation to any labor organization; (L) make, or agree to make, any accrual or arrangement for or payment of bonuses or special compensation of any kind to any officer, employee or agent (except as permitted or required by this Agreement); (M) increase the rate of compensation payable or to become payable by FHPI to any of its officers, employees or agents over the rate being paid to them at the date of this Agreement; (N) directly or indirectly, pay or make a commitment to pay any severance or termination pay to any officer, employee or agent; (O) introduce any new method of accounting in respect of the Principal Assets, Business, or rights applicable thereto; (P) make any capital expenditures or enter into commitments for capital expenditures exceeding in the aggregate $10,000; or (Q) enter into any transactions other than in the ordinary course of the conduct of the Business.

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7.4        Ordinary Course.  FHPI covenants to KYLK that, notwithstanding Section 7.3, at all times from and after the date hereof until the Closing Date, it covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that KYLK shall otherwise consent in writing) FHPI and each of its Subsidiaries shall conduct its businesses only in, and none of FHPI and such Subsidiaries shall take any action except in, the ordinary course consistent with past practice.

Section 8.           Additional Covenants by KYLK.

8.1        Consents and Waivers.  KYLK will use commercially reasonable efforts to assist FHPI and Wilshire in obtaining from any required parties any consents, approvals, authorizations or waivers required hereunder in connection with the Share Exchange.

8.2        Books and Records.  After the date hereof, KYLK shall permit FHPI and Wilshire and their authorized representatives, in connection with (i) the preparation of FHPI’s tax returns, (ii) the determination or enforcement of FHPI’s rights and obligations under this Agreement, (iii) FHPI’s compliance with the requirements of any governmental or quasi-governmental authority or body or (iv) the matters described in paragraph I below, to have reasonable access during normal business hours to the Books and Records relating to the operation of the Business prior to the Closing Date.

8.3        Related Transactions.  As soon as practicable prior to or following the Closing, as applicable, KYLK shall prepare and file with the SEC any statement if required pursuant to Rule 14f-1 promulgated under the Exchange Act, promptly after the Closing.  KYLK and FHPI shall use their respective good faith efforts to obtain effectiveness of any such statement should any comments arise from the SEC.

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8.4        Announcing Report.  Contemporaneous with or prior to the earlier of (i) KYLK’s first public announcement of the transactions contemplated hereby and (ii) 5:30 p.m. (New York City time) on the fourth (4th) business day following the Closing Date, KYLK shall file a Form 8-K with the SEC describing the terms of the transactions contemplated by this Agreement in the form required by the Exchange Act, including any required financial statements (the “Announcing Form 8-K”).  KYLK shall not make any public announcement regarding the transactions contemplated hereby prior to the Closing, unless otherwise required by the rules and regulations of the SEC or other authority.

8.5        Ordinary Course.  At all times from and after the date hereof until the Closing Date, KYLK covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that FHPI shall otherwise consent in writing) KYLK and each of its Subsidiaries shall conduct its businesses only in, and none of KYLK and such Subsidiaries shall take any action except in, the ordinary course consistent with past practice.

8.6        Post-Closing Equity Plan. Following the Closing, KYLK may adopt a stock equity plan (the “Equity Plan”) containing such terms and provisions as KYLK’s board of directors may deem to be in the best interests of KYLK. The Equity Plan shall be for the benefit of employees, directors and consultants of KYLK and the FHPI, provided that for a period of 12 months after the Closing, KYLK shall not register with the Securities and Exchange Commission any of the shares to be issued or reserved for issuance under the Equity Plan, and provided further that all shares or other securities granted under the Equity Plan shall be “locked up” and not be permitted to be sold, hypothecated or transferred for a period that shall terminate not earlier than the date that is the one year anniversary of the Closing.

Section 9.           Termination of Agreement.  This Agreement and the transactions contemplated hereby may be terminated in the following manner:

9.1        This Agreement may be terminated at any time before Closing by the mutual consent of the Board of Directors of KYLK and the Board of Directors of FHPI.

9.2        KYLK may terminate this Agreement, at its sole option, if the Closing has not occurred by May 31, 2016.

9.3        Wilshire may terminate this Agreement, at its sole option, if the Closing has not occurred by May 31, 2016.

9.4        Either KYLK or Wilshire may terminate this Agreement prior to Closing if:

(a)          the other breaches its representations, warranties or covenants herein in any material respect; or

(b)          any event occurs or fails to occur which renders impracticable satisfaction of any of the conditions to its respective obligations under Sections 6 or 7 hereof.

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9.5        Upon termination of this Agreement as provided for above and notwithstanding any other provision of this Agreement, none of the parties hereto shall have any further rights or obligations hereunder.  In the event of the termination of this Agreement pursuant to the preceding sentence, the provisions set forth in the first sentence of Section 10.1 and in Section 10.4 shall survive such termination.

9.6        Written notice of termination of this Agreement, as provided for in this Section 9, shall be given by the party so terminating to the other party hereto, in accordance with the provisions of Section 10.12 hereof.

Section 10.          Miscellaneous Provisions.

10.1      Expenses.  Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to the origination, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including all legal and accounting fees and disbursements.

10.2      Payment and Expenses of Other Parties.   Wilshire and KYLK agree that if subsequent to the Closing Date any of them shall receive any payment due to another party each shall promptly remit the same to the other (net of any tax imposed upon either party in respect of the receipt of such payment), and if any party shall pay any obligations of the other not assumed by it hereunder, the payment shall be for the account of the party to whom the obligation relates and such party shall promptly reimburse the other party for any such payment.

10.3      Annexes and Schedules.  The Annexes and Schedules attached hereto are incorporated herein and made a part hereof for all purposes.  As used herein, the expression “this Agreement” means the body of this Agreement and such Annexes and Schedules; and the expressions “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement and such Annexes and Schedules as a whole and not to any particular part or subdivision thereof.

10.4      Survival of Obligations.  Subject to the applicable limitations of Section 9 above, the respective representations, warranties, covenants and agreements of the parties to this Agreement shall survive consummation of the transactions contemplated by this Agreement and shall continue in full force and effect after the Closing Date.

10.5      Amendments and Waivers.  Except as otherwise specifically stated herein, any provision of this Agreement may be amended by, and only by, a written instrument executed by KYLK on one part and Wilshire on another part.   Wilshire may extend the time for or waive the performance of any obligation of KYLK, waive any inaccuracies in the representations or warranties by KYLK or waive compliance by KYLK with any of the terms and conditions contained in this Agreement.  Any such extension or waiver shall be in writing and executed by Wilshire.  KYLK may extend the time for or waive the performance of any obligations of Wilshire, waive any inaccuracies in the representations or warranties by Wilshire, or waive compliance by Wilshire with any of the terms and conditions contained in this Agreement.  Any such extension or waiver shall be in writing and executed by KYLK.

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10.6      Further Assurances.  From and after the Closing Date, the parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, and doing any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

10.7      Public Statements.  Except as may be required by law, none of FHPI, KYLK shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the others with a written copy of the text of such release or statement and obtaining the consent of the other respecting such release or statement.

10.8      Confidentiality.  If the transactions contemplated by this Agreement shall be consummated, (i) Wilshire shall keep this Agreement, the terms hereof, and all documents and information relating to this Agreement and to the Business confidential, except as may be required by law and (ii) KYLK shall keep this Agreement, the terms hereof, and all documents and information received from Wilshire, to the extent they relate to anything other than the Business, confidential, except as may be required by law.  In the event that the transactions contemplated by this Agreement shall not be consummated, each party (i) shall return to the other party all such documents and written information as it shall have received from the other party in connection with this Agreement, (ii) shall treat such documents and information as confidential, and (iii) shall not disclose or utilize, and shall use its best efforts to prevent any of its employees from disclosing or utilizing, such documents and information.  However, in any event, the restrictions of this Section 10.8 shall not apply (i) in the case of KYLK, to any document or information if such document or information (A) was already known to KYLK, as evidenced by KYLK’s written records, prior to the receipt of such document or information from FHPI, (B) was publicly available at the time of the disclosure of such document or information by FHPI to KYLK or subsequently became publicly available through no fault of KYLK, or (C) was approved for public disclosure by the written authorization of Wilshire and (ii) in the case of Wilshire , to any document or information, if such document or information (A) was publicly available at the time of disclosure of such document or information by Wilshire to KYLK or subsequently became available through no fault of Wilshire or (B) was approved for public disclosure by the written authorization of KYLK.  Notwithstanding any termination of this Agreement, the parties’ obligations under this Section 10.8 shall continue and survive such termination for a period of five years from the date hereof.

10.9      Parties Bound.  This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and permitted assigns.  The respective rights and obligations of any party hereto shall not be assignable without the consent of the other parties except that any and all obligations, duties, liabilities, rights and benefits owing to KYLK or to be performed by KYLK may be assigned to, and thereafter assumed and performed or received by, any corporation or partnership (designated by KYLK by notice to FHPI) of which 100% of the capital stock or equity interests are owned directly or indirectly by KYLK or any corporation or partnership which owns directly or indirectly 100% of the capital stock of KYLK, or a limited partnership of which KYLK or a wholly-owned subsidiary of KYLK is the sole general partner; provided, however, that KYLK, as applicable, will be liable for all obligations of KYLK, as applicable, to be performed hereunder to the extent not performed by such corporation or partnership in accordance with the terms hereof.

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10.10    Governing Law.  This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of California. Jurisdiction and venue for any action or proceeding shall be in the appropriate federal or state court located within the State of California.

10.11    Remedies.  Each party recognizes that money damages may be inadequate to compensate a party for a breach by the other party of its obligations under this Agreement, and each party agrees that in the event of such a breach non-breaching party may apply for an injunction of specific performance or the granting of such other equitable remedies as may be awarded by a court of competent jurisdiction in order to afford the non-breaching party the benefits of this Agreement and that the breaching party shall not object to such application, entry of such injunction or granting of such other equitable remedies on the ground that money damages will be sufficient to compensate the non-breaching party.

10.12    Notices.  Any notice, demand, approval, consent, request, waiver or other communication which may be or is required to be given pursuant to this Agreement shall be in writing and shall be deemed given on the earlier of the day actually received or on the close of business on the second business day next following the day when deposited in the United States mail, postage prepaid, certified or registered, addressed to the party at the address set forth after its respective name below, or at such different address as such party shall have theretofore advised the other party in writing, with copies sent to the persons indicated:

If to FHPI:

Foothills Petroleum, Inc.

633 17th Street, Suite 1700-A
Denver, Colorado 80202
Attention: Chief Operating Officer

If to KYLK:

Key Link Assets Corp.

633 17th Street, Suite 1700-A
Denver, Colorado 80202
Attention: Chief Executive Officer

10.13    Number and Gender of Words.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and the words of any gender shall include each other gender where appropriate.

KYLK – Foothills Share Exchange Agreement

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10.14    Captions.  The captions, headings and arrangements used in this Agreement are for convenience only and do not affect, limit or amplify the terms and provisions hereof.

10.15    Invalid Provisions.  If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  In lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

10.16    Accounting Terms.  Unless otherwise specified or agreed to in writing by the parties hereto, all accounting terms used in this Agreement shall be interpreted in accordance with United States generally accepted accounting principles applied on a consistent basis.

10.17    Entirety of Agreement.  This Agreement contains the entire agreement between the parties.  No representation, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.  This Agreement replaces and supersedes in its entirety the Term Sheet.

10.18    Currency.  All dollar amounts stated herein, unless otherwise specified, are stated in United States currency.

10.19    Brokerage and Finder’s Fees.  Each party hereto agrees to pay all expenses and fees it has incurred to the extent that it has engaged a broker or finder in connection with this transaction and further agrees to indemnify and save the other party hereto harmless from any claims by any such brokers or finders in connection with the transactions contemplated by this Agreement and the other transactions contemplated by this Agreement.

10.20    Multiple Counterparts; Facsimile Signature; Effectiveness.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed, collectively, one agreement.  This Agreement may be executed by facsimile signature, each of which shall be deemed an original for all purposes hereof. This Agreement shall become effective when executed and delivered by the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KYLK:

KEY LINK ASSETS CORP.

By:	/s/ B. P. Allaire
B P. Allaire, Chief Operating Officer

FHPI:

FOOTHILLS PETROLEUM, INC.

By:	/s/ B. P. Allaire
B P. Allaire, Chief Operating Officer

Wilshire:

WILSHIRE ENERGY PARTNERS LLC

By:	/s/ Kevin Sylla
Kevin Sylla, Managing Member

KYLK – Foothills Petroleum Share Exchange

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INDEX OF SCHEDULES

TO

AGREEMENT FOR SHARE EXCHANGE

by and among

Foothills Petroleum, Inc.,

and

Key Link Assets Corp.

Foothills Schedules

Schedule	Title

3.7	Capitalization

3.9	Principal Assets

3.14	ERISA

3.15	Employee Plans

3.18	Leases, Licenses and Permits

3.21	Material Undisclosed Liabilities

3.23	Tax Returns and Tax Liabilities

3.24	Officers and Employees

3.28	Bank Accounts

Key Link Assets Schedules

4.6	Capitalization.

4.13	Absence of Undisclosed Liabilities.

4.14	Tax Returns and Tax Liabilities.

Schedules to Share Exchange Agreement

KYLK – Foothills Petroleum Share Exchange

Exhibit 3.7

Capitalization

Common Stock Issued and Outstanding	Preferred Stock Issued and Outstanding
Wilshire Energy Partners - 4,500,000	0
Alternus Capital Holdings Ltd. – 1,503,759[1]

Wilshire Warrants:

1.	100,000 - strike price $1.25 per share
2.	200,000 - strike price $2.00 per share
3.	400,000 - strike price $3.00 per share

1 Issuable on conversion of convertible promissory notes in principal amount of $1 million.

Schedules to Share Exchange Agreement

KYLK – Foothills Petroleum Share Exchange

Schedule 3.9

Principal Assets

Please see attached financial statements (audited) of FHPI for the year ended December 31, 2015.

Schedules to Share Exchange Agreement

KYLK – Foothills Petroleum Share Exchange

Schedule 3.14

ERISA

None.

Schedules to Share Exchange Agreement

KYLK – Foothills Petroleum Share Exchange

Schedule 3.15

Employee Plans

None.

Schedules to Share Exchange Agreement

KYLK – Foothills Petroleum Share Exchange

Schedule 3.18

Leases, Licenses and Permits

Please see attached financial statements (audited) of FHPI for the year ended December 31, 2015.

Schedules to Share Exchange Agreement

KYLK – Foothills Petroleum Share Exchange

Schedule 3.21

Material Undisclosed Liabilities

None.

Schedules to Share Exchange Agreement

KYLK – Foothills Petroleum Share Exchange

Schedule 3.24

Tax Returns and Tax Liabilities

No exceptions.

Schedules to Share Exchange Agreement

KYLK – Foothills Petroleum Share Exchange

Schedule 3.25

Officers and Employees

B. P. Allaire – President, Chief Operating Officer and Director

Alex Hemb – Director

Christopher Jarvis – Director

Shawn Clark – Director

Schedules to Share Exchange Agreement

KYLK – Foothills Petroleum Share Exchange

Schedule 4.6

Capitalization

Schedule 4.13

Absence of Undisclosed Liabilities

None.

Schedules to Share Exchange Agreement

KYLK – Foothills Petroleum Share Exchange

Schedule 6.5

Capital Assumptions

At the closing of this Share Exchange Agreement, Wilshire Energy Partners and Alternus Capital Holdings Ltd. shall own in the aggregate no less than 71.78% of outstanding capital stock of the Company without giving effect to and excluding FHPI Acquired Shares.

Schedules to Share Exchange Agreement

KYLK – Foothills Petroleum Share Exchange